UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): August 3, 2012

Rowan Companies plc

(Exact name of registrant as specified in its charter)

England and Wales	1-5491	98-1023315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Post Oak Boulevard Suite 5450 Houston, Texas 77056-6189
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (713) 621-7800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. William H. Wells, the current Chief Financial Officer of Rowan Companies plc (the “Company”), has announced that he will retire after a transition period, expected to be within the next 30 days. The Company thanks Mr. Wells for many years of service.

Mr. J. Kevin Bartol will assume the position of Chief Financial Officer, in addition to his recent appointment as Executive Vice President, Finance and Corporate Development, to be effective as of Mr. Wells’ retirement date. Mr. Bartol, age 53, joined the Company in June 2007, serving as Vice President, Strategic Planning until March 2010, when he became Senior Vice President, Corporate Development. Prior to joining the Company, Mr. Bartol was a consultant to the Company on strategic initiatives from January 2007 to June 2007. Mr. Bartol’s previous positions include serving as Chief Financial Officer of Jindal United Steel Corp., Chief Operating Officer of Network International, co-founder of the Saint Arnold Brewing Company and Vice-President at Simmons and Company International.

Mr. Bartol’s annual base salary will remain at $400,000. Mr. Bartol will continue to participate in the Company’s annual incentive plan and long-term incentive plan, with targets of 60% and 275% of base salary, respectively, remaining the same for 2012. In addition, Mr. Bartol’s change in control arrangements will remain the same, which arrangements are substantially similar to the arrangements with our Named Executive Officers. The Company’s executive level change in control arrangements are described in the Company’s 2012 proxy statement. Mr. Bartol’s multiple is two times the sum of base salary and calculated bonus and his change in control agreement does not include an excise tax gross up provision.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2012

ROWAN COMPANIES PLC

By:	/s/ Melanie M. Trent
Melanie M. Trent
Senior Vice President, Chief Administrative Officer and Company Secretary

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